Exhibit 3.1

                           Chapman and Cutler
                         111 West Monroe Street
                        Chicago, Illinois  60603




                            January 21, 1998



Van Kampen American Capital Distributors, Inc.
One Parkview Plaza
Oakbrook Terrace, Illinois  60181


     Re:  Insured Municipals Income Trust, 227th Insured Multi-Series

Gentlemen:

     We have served as counsel for Van Kampen American Capital Distributors, Inc., as Sponsor and Depositor of Insured Municipals Income Trust, 227th Insured Multi-Series (hereinafter referred to as the "Fund"), in connection with the preparation, execution and delivery of a Trust Agreement dated January 21, 1998 between Van Kampen American Capital Distributors, Inc., as Depositor, American Portfolio Evaluation Services, a division of Van Kampen American Capital Investment Advisory Corp., as Evaluator, and The Bank of New York, as Trustee, pursuant to which the Depositor has delivered to and deposited Bonds listed in the Schedules to the Trust Agreement with the Trustee and pursuant to which the Trustee has issued to or on the order of the Depositor a certificate or certificates representing Units of fractional undivided interest in and ownership of the several Trusts of said Fund (hereinafter referred to as the "Units") created under said Trust Agreement.

     In connection therewith, we have examined such pertinent records and documents and matters of law as we have deemed necessary in order to enable us to express the opinions hereinafter set forth.

     Based upon the foregoing, we are of the opinion that:

           1. The execution and delivery of the Trust Agreement and the execution and issuance of certificates evidencing the Units in the several Trusts of the Fund have been duly authorized; and

           2. The certificates evidencing the Units in the several Trusts of the Fund when duly executed and delivered by the Depositor and the Trustee in accordance with the aforementioned Trust Agreement, will constitute valid and binding obligations of such Trusts and the Depositor in accordance with the terms thereof.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-36831) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                                    Respectfully submitted,



                                    Chapman and Cutler

MJK/md